For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CFO
830-372-9581

Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP INC. PROVIDES OPERATIONAL UPDATE

SEGUIN, Texas, April 7, 2020 -- Alamo Group Inc. (NYSE: ALG) today provided an update on its current business operations as a result of the expanding impact of the COVID-19 pandemic. While most of the Company’s operations remain open, all are being affected to some extent by the spread of the virus.

Previously, the Company announced the temporary closure of its facilities in France. During the past week, the Company’s Rivard plant in Daumeray has reopened on a partial basis and the other two French locations are working on plans to resume operations as well. Alamo’s two U.K. locations also remain temporarily closed, though they too are developing plans to reopen. In North America two of the Company’s four manufacturing plants in Canada are now closed, but as with all closed facilities, they still have limited resources available to make emergency shipments of parts and equipment and staff working remotely to support customer needs and maintain administrative functions. In the U.S., Alamo’s Super Products plant near Milwaukee, Wisconsin which was previously announced as closed has now resumed operations.

Nearly all other Alamo Group facilities globally are still functioning, though at different levels of capacity due to a combination of softer demand in the market place, supply chain disruptions and employee restrictions. As a result of the various challenges related to COVID-19, Alamo has temporarily furloughed a number of both hourly and salaried employees, with the Company’s Gradall, Morbark and Rayco facilities experiencing the most significant furlough activity. Out of a total staff of nearly 4,300 workers globally, approximately 1,210 are not working as a result of a temporary plant closure, a temporary furlough or for other reasons relating to the COVID 19 pandemic. This number changes on a daily basis as conditions warrant. In addition, Alamo has nearly 500 members of staff working remotely.

Alamo Group has also taken a number of other steps to control costs and manage cash flow in response to the current situation. These measures include reductions in indirect spending, restrictions on travel, limiting capital expenditures, suspension of the Company’s share repurchase program and reducing inventory to match current demand levels, among others.

As a further step in controlling expenses, Alamo Group has temporarily halted all U.S. salaried staff merit pay increases for the time being and rolled back any that had already taken place this year to 2019 levels. In addition, the Company’s Board of Directors has temporarily suspended cash compensation for all of its independent Board members until further notice.

The above are just a few of the steps the Company is taking to ensure it maintains ongoing business continuity and financial strength and stability. Further, the Company is committed to revising or expanding these measures as business conditions warrant.

Above all, Alamo Group is dedicated to taking all appropriate measures to protect the health and safety of our employees while at the same time supporting our customers with essential products and services. We appreciate that this is a difficult situation for all concerned and want to thank everyone for their continued understanding and support.

About Alamo Group

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,270 employees and operates 30 plants in North America, Europe, Australia and Brazil as of December 31, 2019. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, disease outbreaks such as COVID-19 and the impacts stemming from any such outbreaks including supply chain disruptions, operational disruptions, full or partial facility closures, and other similar impacts, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.